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                                  EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS

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                                                Three Months Ended               Six Months Ended
                                                      June 30,                      June 30,
                                                  1998       1997                 1998       1997
                                                 ------     ------               ------     ------

BASIC
------

Net income (loss)                                 3,391       (819)               6,464     (1,699)

Weighted average shares outstanding              18,744      2,000               18,401      2,000

Net income (loss) per share                      $ 0.18     $(0.41)              $ 0.35     $(0.85)


DILUTED
------

Net income (loss)                                 3,391       (819)               6,464     (1,699)

Weighted average shares outstanding              18,744      2,000               18,401      2,000

Weighted average common stock equivalents           705          0                  747          0
                                                 ------     ------               ------     ------

Total shares outstanding                         19,449      2,000               19,148      2,000

Net income (loss) per share                      $ 0.17     $(0.41)              $ 0.34     $(0.85)


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